Exhibit 99.1

Company Contact: Joseph T. Schepers Director, Investor Relations (800) 793-2145 ext.3002 jschepers@pernixtx.com

Pernix Therapeutics Provides Business Update and Announces New Product Development Agreement

Significant Net Revenue Growth of More Than 64% in the Fourth Quarter of 2011 and 78% in the Full Year of 2011

Net Revenues Expected Between $59 and $61 Million in the Full Year of 2011
Net Revenues Expected Between $20 and $22 Million in the Fourth Quarter of 2011

Earnings per Share Expected Between $0.33 and $0.35 in the Full Year of 2011
Earnings per Share Expected Between $0.13 and $0.15 in the Fourth Quarter of 2011

THE WOODLANDS, Texas, March 7, 2012 – Pernix Therapeutics Holdings, Inc. (NYSE Amex: PTX), a specialty pharmaceutical company, today provided a business update and certain preliminary, unaudited financial results in the fourth quarter and full year 2011 at the Cowen and Company 32nd Annual Health Care Conference.

For the quarter ended December 31, 2011, Pernix expects to report net revenues in the range of $20 and $22 million, compared to $12.2 million in the fourth quarter of 2010.  Net income for the fourth quarter of 2011 is expected between $3.3 million and $3.8 million, or $0.13 and $0.15 per basic and diluted share. Net income was $1.5 million, or $0.07 per basic and diluted share, in the prior year period.

For the year ended December 31, 2011, Pernix expects to report preliminary unaudited net revenues in the range of $59 and $61 million, compared to $33.2 million in the prior year period.  Net income for the full year of 2011 is expected between $8.0 million and $8.3 million, or $0.33 and $0.35 per basic and diluted share. Net income was $9.3 million, or $0.40 per basic and diluted share, in the prior year period.

Cooper Collins, President and Chief Executive Officer of Pernix said, “We are pleased with the significant revenue growth that Pernix achieved in the fourth quarter and full year of 2011. We also expanded and strengthened our corporate team in 2011, including the addition of several key senior management members in the fourth quarter. In addition, we remain on track to launch a new FDA approved gastroenterology prescription product in mid-year of 2012.”

As previously announced, Pernix entered into a license and supply agreement with a private company for a new FDA-approved prescription product to treat gastroenterology disease. Under the terms of the agreement, Pernix obtained exclusive marketing rights to this gastroenterology product in the United States. This new product will be positioned as a first-line therapy in a niche market of more than $100 million annually in the U.S.

Pernix also today announced that it has entered into a product development agreement with a private company for a prescription product for the pediatrics market. Under the terms of the agreement, Pernix obtained exclusive marketing rights to this late-stage development product in the United States, and Pernix will pay the costs related to the development of the product. Pernix expects to invest approximately $6 million over an estimated 36-month period for development and regulatory expenses related to this  product candidate, and Pernix’s development partner will manage the development program. Pernix and its development partner expect to commence pivotal phase III studies in the next 12 months.

Mr. Collins said, “We are excited about the potential for this new product, which is designed for children. This product candidate is expected to further expand and complement our current portfolio of branded prescription pediatric products.  With a market opportunity in excess of $300 million for products in this therapeutic area, we believe this new product, as a first line therapy, has the potential to be another key growth driver and allow us to continue to leverage our expertise in pediatrics.”

Pernix expects to announce its audited fourth quarter and full year of 2011 financial results on Wednesday, March 28, 2012 and will host a conference call at 9:00 a.m. EST on that day.

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics Holdings, Inc. is a specialty pharmaceutical company primarily focused on the sales, marketing, and development of branded and generic pharmaceutical products. The Company manages a portfolio of branded and generic products and Theobromine, a non-codeine, cough suppressant product candidate in development. The Company’s branded products for the pediatrics market include CEDAX®, an antibiotic for middle ear infections, Natroba™, a topical treatment for head lice marketed under an exclusive co-promotion agreement with ParaPRO, LLC and a family of prescription treatments for cough and cold (Brovex®, Aldex® and Pediatex®). The Company promotes its branded products through an established U.S. sales force. Pernix also markets generic products through its wholly-owned subsidiary, Macoven Pharmaceuticals. Founded in 1996, the Company is based in The Woodlands, TX.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

Cautionary Notice Regarding Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. No assurances can be given regarding the future performance of the Company. The Company wishes to advise readers that factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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